MEMBERS Life Insurance Company

Ross D. Hansen
Associate General Counsel
Office of General Counsel
Phone:	608.665.7416
Fax:	608.236.7548
E-mail:	ross.hansen@cunamutual.com

April 6, 2016

VIA ELECTRONIC TRANSMISSION

U.S Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:	MEMBERS Life Insurance Company
MEMBERS Flexible Premium Deferred Variable Annuity Registration Statement on Form S-1 (File No. 333-207222)

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, MEMBERS Life Insurance Company requests that the effective date of this Registration Statement filed on Form S-1, File No. 333-207222, be accelerated to April 29, 2016, or as soon thereafter as reasonably practicable.

By: MEMBERS LIFE INSURANCE COMPANY

By /s/Ross D. Hansen
Ross D. Hansen, Associate General Counsel

CUNA Brokerage Services, Inc.

Steven R. Suleski
Secretary
Phone:	608.665.7653
Fax:	608.236.7653
E-mail:	steve.suleski@cunamutual.com

April 6, 2016

VIA ELECTRONIC TRANSMISSION

U.S Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:	MEMBERS Life Insurance Company
MEMBERS Flexible Premium Deferred Variable Annuity Registration Statement on Form S-1 ( File No. 333-207222)

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, CUNA Brokerage Services, Inc. requests that the effective date of this Registration Statement filed on Form S-1, File No. 333-207222, be accelerated to April 29, 2016, or as soon thereafter as reasonably practicable.

CUNA BROKERAGE SERVICES, INC.

By:/s/Steven R. Suleski
Steven R. Suleski, Secretary